EXHIBIT 11
                                 TRIBUNE COMPANY
             STATEMENTS OF COMPUTATION OF PRIMARY AND FULLY DILUTED
                              NET INCOME PER SHARE


(In thousands, except per share amounts)

                                                                    Second Quarter Ended                   First Half Ended
                                                              --------------------------------     -------------------------------
PRIMARY                                                       June 30, 1996      June 25, 1995     June 30, 1996     June 25, 1995
- -------                                                       -------------      -------------     -------------     -------------

  Income from continuing operations                           $      84,290      $     73,228      $     134,669     $     136,526
  Discontinued operations of QUNO, net of tax                             -             8,899             89,317            13,564
                                                              -------------      ------------      -------------     -------------

  Net income                                                         84,290            82,127            223,986           150,090
  Preferred dividends, net of tax                                    (4,697)           (4,622)            (9,393)           (9,243)
                                                              -------------      ------------      -------------    --------------

  Net income attributable to common shares                    $      79,593      $     77,505      $     214,593     $     140,847
                                                              -------------      ------------      -------------     -------------
  Weighted average common shares outstanding                         61,129            65,010             61,422            65,495
                                                              -------------      ------------      -------------     -------------

  Primary net income per share:
    Continuing operations (A)                                 $       1.30       $      1.05      $        2.04      $        1.94
    Discontinued operations                                              -               .14               1.45                .21
                                                              ------------       -----------      -------------      -------------
    Total                                                     $       1.30       $      1.19      $        3.49      $        2.15
                                                              ============       ===========      =============      =============

FULLY DILUTED
- -------------

  Income from continuing operations                           $    84,290        $   73,228       $    134,669       $     136,526
  Additional ESOP contribution required assuming
   all preferred shares were converted, net of tax                 (3,375)           (3,606)            (6,749)             (7,211)
                                                              -----------        ----------       ------------       -------------

  Adjusted income from continuing operations                       80,915            69,622            127,920             129,315
  Discontinued operations of QUNO, net of tax                           -             8,899             89,317              13,564
                                                              -----------        ----------       ------------       -------------

  Adjusted net income                                         $    80,915        $   78,521       $    217,237       $     142,879
                                                              -----------        ----------       ------------       -------------

  Weighted average common shares outstanding                       61,129            65,010             61,422              65,495

  Assumed conversion of preferred shares into common shares         5,703             5,890              5,703               5,890
  Assumed exercise of stock options, net of common
   shares assumed repurchased with the proceeds                       998               862              1,036                 860
                                                              -----------        ----------       ------------       -------------

  Adjusted weighted average common shares outstanding              67,830            71,762             68,161              72,245
                                                              -----------        ----------       ------------       -------------

  Fully diluted net income per share:
    Continuing operations                                     $      1.19        $      .97       $       1.88       $        1.79
    Discontinued operations                                             -               .12               1.31                 .19
                                                              -----------        ----------       ------------       -------------
    Total                                                     $      1.19        $     1.09       $       3.19       $        1.98
                                                              ===========        ==========       ============       =============


(A) Primary net income per share from continuing operations is computed by deducting preferred dividends, net of tax, from income from continuing operations and then dividing by weighted average common shares outstanding.

See Notes to Consolidated Financial Statements.